Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

The Federal Home Loan Bank of Pittsburgh Announces Retirement of Winthrop Watson, President and Chief Executive Officer; Board Appoints David Paulson as Successor

PITTSBURGH, June 26, 2024 – Today, the Federal Home Loan Bank of Pittsburgh (FHLBank) announced the upcoming retirement of Winthrop Watson as President and Chief Executive Officer (CEO), effective Dec. 31, 2024. Watson has led FHLBank since 2011 after joining as Chief Operating Officer (COO) in 2009. Prior to FHLBank, he spent 25 years at J.P. Morgan.

David G. Paulson, currently COO, has been appointed by FHLBank’s Board of Directors (Board) as Mr. Watson’s successor. He will become President and CEO on Dec. 31, 2024.

“We are sincerely grateful for Winthrop’s leadership,” said Brendan J. McGill, Chair of the FHLBank’s Board, and President and CEO of Harleysville Bank. “Winthrop has been a strong advocate for our members as well as our programs to support for affordable housing and economic development. He has built a legacy of service, reliability, innovation and trust.”

Under Mr. Watson’s leadership, FHLBank has generated record earnings and community investment funding for our member cooperative. His 15-year tenure includes navigating several national economic challenges, including the fallout of the 2008 financial crisis, and more recently, the staffing and fiscal volatility caused by the COVID-19 pandemic and the March 2023 banking crisis.

Mr. Watson has also played a significant role within the FHLBank System – serving twice as Chair of the Bank President’s Conference, many years as Chair of the Governance Committee of the Federal Home Loan Banks Office of Finance, and Chair of the Pentegra Multi-Employer Defined Benefit Pension Plan.

“I’m thankful for the opportunity to fulfill FHLBank’s dual mission,” said Mr. Watson. “Alongside our dedicated employees, it has been an honor to serve FHLBank Pittsburgh’s members and their communities.”

Mr. Paulson assumed the position of COO in January 2020. He joined FHLBank in 2010, was promoted to Managing Director of Capital Markets in 2012 and named Chief Financial Officer in 2013.

Alongside Mr. Watson, Mr. Paulson has also worked to support FHLBank’s mission by focusing on the liquidity needs of members, while also enhancing FHLBank’s community investment and economic development initiatives in the cooperative’s three-state footprint: Delaware, Pennsylvania and West Virginia. During his time as COO, he has helped to strengthen FHLBank’s balance sheet, capital position, risk management, community investment impact, and talent pipeline.

Mr. Paulson has more than 30 years of financial services and banking experience, primarily in treasury and capital markets functions. Prior to FHLBank, Paulson held banking and finance roles across several institutions, with increasing levels of responsibility.

“We are pleased to have Dave as our incoming President and Chief Executive Officer,” said Mr. McGill. “His knowledge of FHLBank Pittsburgh and the FHLBank System will serve our members well.”

“I’m humbled by the opportunity to lead FHLBank as President and CEO,” said Mr. Paulson. “As I take on this new role, I’m looking forward to continuing our member-service, community-based approach.”

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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